Exhibit 3.1

COMPOSITE CERTIFICATE OF INCORPORATION OF

IES HOLDINGS, INC.

(Composite document reflecting amendments through May 24, 2016)

IES Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

A. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 26, 1997.

B. On February 14, 2006, the Corporation and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) (Case No. 06-30602-BJH-11). This Second Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), and has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of the Corporation, et al., as confirmed on April 26, 2006 by order (the “Order”) of the Bankruptcy Court. Provision for amending the Certificate of Incorporation is contained in the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

C. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

1. The name of the Corporation is IES Holdings, Inc.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000), consisting of ten million (10,000,000) shares of preferred stock par value $.01 per share (hereinafter called “Preferred Stock”), and one hundred million (100,000,000) shares of common stock, par value $.01 per share (hereinafter called “Common Stock”).

(a) The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the “Directors’ Resolution”). The Directors’ Resolution as to any series shall (1) designate the series, (2) fix the dividend rate, if any, of such series, establish whether dividends shall be cumulative or non-cumulative, fix the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (3) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (4) state the price or prices or rate or rates, and adjustments, if any, at which, the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or another entity; and such Directors’ Resolutions may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distributions of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Section 4 and to the full extent now or hereafter permitted by the laws of the State of Delaware.

Except as by law expressly provided, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.

Preferred Stock that is redeemed, purchased or retired by the Corporation shall, assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors’ Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

(b) Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them.

Except as otherwise required by law, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name of the books of the Corporation.

(c) The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.

(d) To the extent required by Section 1123(a)(6) of the Bankruptcy Code, no nonvoting equity securities of the Corporation shall be issued. This provision shall have no further force and effect beyond that required by Section 1123(a)(6) of the Bankruptcy Code and is applicable only for so long as such Section is in effect and applicable to the Corporation.

5. No holder of stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the Corporation or any additional stock to be issued whether or not by reason of any increase of the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock or such additional authorized issuance of new stock, but rather such stock, bonds, certificates of indebtedness, debentures and other securities may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of their discretion.

6. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for creating, defining, limiting and regulating the powers of the Corporation, the directors and the stockholders.

(a) Subject to any limitation contained in the bylaws, the Board of Directors may make bylaws, and from time to time may alter, amend or repeal any bylaws, but any bylaws made by the Board of Directors may be altered, amended or repealed by the stockholders at any meeting of stockholders by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon, provided notice that an amendment is to be considered and acted upon is inserted in the notice of waiver of notice of such meeting.

(b) The Corporation shall, to the maximum extent permitted from time to time under the DGCL, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation, or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation, or while a director or officer is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Section 6(b) shall be prospective only, and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

(c) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

7. Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specific circumstances:

(a)	any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders;

(b) special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors and shall be called within ten (10) days after (i) receipt of the written request of the Board of Directors, pursuant to a resolution approved by a majority of the whole Board of Directors, or (ii) receipt of the written request of the holders of least 25% of the outstanding shares of Common Stock; and

(c) the business permitted to be conducted at any special meeting of the stockholders is limited to the business brought before the meeting by the Chairman or by the Secretary at the request of a majority of the Board of Directors.

8. The number of directors which shall constitute the whole board shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws.

No decrease in the number of directors constituting the Corporation’s Board of Directors shall shorten the term of any incumbent director. Any vacancy in the Board of Directors, whether arising through death, resignation or removal of a director, or through an increase in the number of directors, shall be filled by the majority vote of the remaining directors, although less than a quorum, or by a sole remaining director. The right to cumulate votes in the election of directors is expressly prohibited.

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Directors’ Resolutions applicable thereto, and such directors so elected shall not be subject to the provisions of this Section 8 unless expressly provided by such terms.

9. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or the bylaws of the Corporation.

10. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner set forth below, and all rights and conferred upon the directors or stockholders of the Corporation herein or in any amendment hereof are granted subject to this reservation.

The affirmative vote of the holders of at least 75% of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least 75% of the then outstanding shares of each class of stock of the Corporation voting separately as a class, shall be required to adopt any amendment to Sections 6, 7, 8 and 10 of the Certificate of Incorporation of the Corporation.

The affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least a majority of the then outstanding shares of each class of stock of the Corporation voting separately as a class, shall be required to adopt any amendment to the Certificate of Incorporation of the Corporation, other than Sections 6, 7, 8 and 10.